                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                    FORM 4


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or

              Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.  Name and Address of Reporting Person

    VEITIA-WILLIAMSON               TRESA                           N.
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        (Last)                      (First)                        (Middle)

    250 PARK AVENUE SOUTH/ SUITE 200
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                                   (Street)

    WINTER PARK                       FL                              32789
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC
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3.  I.R.S. or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

    MARCH, 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [_] Director                            [_] 10% Owner
    [X] Officer (give title below)          [_] Other (specify below)

              CORPORATE VICE PRESIDENT
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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]   Form filed by One Reporting Person
    [_]   Form filed by More Than One Reporting Person

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           Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

==============================================================================================================================
                                                                                                  5. Number of Deriv-
                                   2. Conver-                                                        ative Securities
                                      sion or          3. Trans-           4. Transac-               Acquired (A) or
                                      Exercise            action              tion Code              Disposed of (D)
                                      Price of            Date                (Instr. 8)             (Instr. 3, 4, and 5)
                                      Deriv-              (Month/          ---------------------------------------------------
 1. Title of Derivative               ative               Day/             Code      V                 (A)         (D)
    Security (Instr. 3)               Security            Year)
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
InternationaL
Assets Holding
Corp. Option                                          3/9/01               A                                         10,000
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International
Assets Holding
Corp. Options
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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                                                                             8. Price    9. Number       10. Owner-    11. Na-
                                                                                of          of Deriv-        ship          ture
                              6. Date Exer-                                     Deriv-      ative            Form          of In-
                                 cisable and                                    ative       Secur-           of De-        direct
                                 Expiration                                     Secur-      ities            rivative      Bene-
                                 Date             7. Title and Amount of        ity         Bene-            Securities    ficial
                                 (Month/Day/         Underlying Securities      (Instr.     ficially         Bene-         Owner-
                                 Year)               (Instr. 3 and 4)           5)          Owned            ficially      ship
                               --------------------------------------------                 at End           Owned at      (Instr.
                               Date     Expira-              Amount or                      of               End of        4)
                               Exer-    tion                 Number of                      Month            Month(1)
                               cisable  Date         Title   Shares                         (Instr. 4)       (Instr. 4)
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
                              03/09/02  03/09/06*    Common   10,000             3.125       10,000             D
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                              12/11/99  12/11/03**   Common    8,993             2.512       18,993             D
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                              12/09/02  12/09/09***  Common    5,450             7.167       24,443             D
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

Explanation of Responses: * 33% VESTS 03/09/02; 33% VESTS 03/09/03; REMAINDER VESTS 03/09/04
** OPTION VESTS 20% 12/11/99; 12/11/00; 12/11/01; 12/11/02; 12/11/03
*** OPTION VESTS 12/09/02; 12/09/03; 12/09/04; 12/09/05; 12/09/06

/s/ TRESA VEITA WILLIAMSON                            04/05/01
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   **Signature of Reporting Person                      Date

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.